Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Leigh J. Abrams, President and CEO Phone: (914) 428-9098 Fax: (914) 428-4581 E Mail: Drew@drewindustries.com

DREW INDUSTRIES REPORTS INCREASED PROFITABILITY FOR SECOND QUARTER

White Plains, New York - July 31, 2007 - Drew Industries Incorporated (NYSE: DW) today reported increased net income for the six months and quarter ended June 30, 2007.

Drew, a leading supplier of components for recreational vehicles (RV) and manufactured homes, reported a 23 percent increase in net income to $12.6 million, or $0.57 per diluted share, for the 2007 second quarter, compared to net income of $10.2 million, or $0.47 per diluted share, for the 2006 second quarter.

Net sales in the second quarter of 2007 declined 9 percent to $184 million, from net sales of $202 million in last year’s second quarter. Drew attributed the sales decline to the 13 percent decline in industry shipments of travel trailer and fifth wheel RVs during the second quarter, as well as the 19 percent decline in industry shipments of manufactured homes for April and May 2007, the latest period for which industry statistics are available. Excluding the impact of price increases and the effect of acquisitions completed during 2006 and 2007, Drew’s year-over-year organic sales declined by $32 million, or 16 percent, in the second quarter of 2007.

Drew added that due to the seasonality of the RV and manufactured housing industries, the Company’s results in the first and fourth quarters are usually the weakest, while second and third quarter results are traditionally stronger.

Net income for the current six-month period increased 8 percent to $22.2 million, or $1.01 per diluted share, compared to net income of $20.4 million, or $0.93 per diluted share, for the comparable period last year. Sales for the six months ended June 30, 2007, declined 13 percent to $357 million, compared to net sales of $410 million for the same period last year. The first quarter of 2006 included sales of approximately $20 million, and net income of approximately $0.09 per diluted share related to the impact of the 2005 Gulf Coast hurricanes.

“We believe our improved results this quarter, despite the current weakness in both the RV and manufactured housing industries, is the direct result of our long-standing strategy of pursuing new product introductions, market share growth, and acquisitions. In addition, our ability to reduce costs and make our operations even more efficient was a significant factor in our improved results,” said Leigh J. Abrams, Drew’s President and CEO.

Exhibit 99.1

“Our aggressive cost-cutting program included closing and consolidating 10 facilities over the last 12 months, eliminating more than 90 salaried positions, and closing our Indiana-based specialty trailer operation in September 2006, which reported an operating loss of $1.0 million in the second quarter of 2006. Further, improved importing and production efficiencies resulted in increased profit margins, particularly in our axle product line. While our extensive plant consolidation program has continued, severance expenses this quarter aggregated only $300,000.”

In addition to the 10 facilities closed over the last 12 months, Drew plans to close approximately five more in the coming months, integrating these operations into other existing facilities.

In January 2007, Drew completed the acquisition of Trailair and its affiliate Equa-Flex, which sell several patented products, including innovative suspension systems used primarily for towable RVs, with sales of approximately $3 million in 2006. Drew reported that this operation has performed better than anticipated, with sales now running at an annualized rate of more than $5 million. Drew’s Lippert Components (LCI) subsidiary has successfully integrated the operation into its existing facilities.

In May 2007, the Company completed the acquisition of Coach Step, a manufacturer of patented electric steps for motorhomes, with annual sales of approximately $2 million. Drew is transferring the operations of Coach Step to existing facilities of LCI and expects substantial overhead reductions, operational improvements and market share gains.

On July 6, 2007, LCI acquired the business of Extreme Engineering and its Pivit Hitch affiliate, manufacturers of specialty trailers and related components for high-end boats, for $10.7 million in cash. Sales for these companies were approximately $12 million in 2006 and LCI anticipates growing this base in conjunction with its Zieman specialty trailer operation.

“All three acquisitions in 2007 will be immediately accretive to earnings and have added new products and markets to Drew’s portfolio, furthering our ability to outperform our core markets,” said Abrams.

“These are the latest in a series of acquisitions we’ve completed over the years that have been key factors in our growth, and we continue to be focused on finding and successfully integrating acquisitions into the Drew family of companies.”

Recreational Vehicle Products Segment

Drew’s RV segment supplies windows, doors, chassis, slide-out mechanisms and power units, axles, bed lifts, bath products, electric stabilizer jacks, suspension systems, steps, exterior panels and ramp doors for RVs, as well as specialty trailers for hauling equipment, boats, personal watercraft and snowmobiles.

Exhibit 99.1

Approximately 90 percent of Drew’s RV segment sales are components for towable RVs, with the balance representing components for motorhomes and specialty trailers. In the second quarter of 2007, Drew’s RV segment represented 73 percent of consolidated net sales, and 82 percent of total segment operating profit.

Drew’s RV segment reported sales of $134 million in the second quarter of 2007, a decrease of 4 percent from the $140 million reported in the comparable period in 2006. There were no significant hurricane-related sales in the second quarter of either 2007 or 2006.

“Retail sales of towable RVs began to decline in the summer of 2006, caused by a combination of factors, including rapidly increasing fuel prices, higher interest rates and continued conflict in the Middle East which threatened fuel supplies,” said Abrams. “In response to reduced retail demand and the resulting higher dealer inventory levels, dealers reduced their orders for new RVs, and manufacturers lowered production levels.”

For the first half of 2007, the RVIA reported that industry-wide wholesale shipments of travel trailers and fifth-wheel RVs, the Company’s primary RV market, had declined 16 percent, while Statistical Surveys reported that retail shipments of these RVs through May 2007 (the last month for which industry information is available) increased approximately 2 percent, including a 6 percent increase in May 2007.

“Recent dealer surveys indicate inventories of towable RVs are now more in line with dealer targets, and with fewer towable RVs on their lots, dealers should be in a better position to increase their orders in response to any improvement in retail demand,” said Abrams. “However, we are concerned about the potential impact that the recent volatility in the real estate and mortgage markets may have on consumer spending.”

Despite the year-over-year decline in sales, Drew’s RV segment operating profit for the quarter increased 43 percent to $19.8 million, or 14.8 percent of segment sales, compared to the 9.9 percent operating profit margin reported in the second quarter of 2006, and the 12.3 percent profit margin achieved in the first quarter of 2007. The RV segment results benefited substantially from cost-cutting measures and production efficiencies, as well as from improved importing, particularly in the axle product line, and the closure of the Indiana specialty trailer operation which had significant losses last year.

Through new product introductions, market share growth, and acquisitions, Drew has consistently outperformed the RV industry. Drew’s new product lines introduced over the last several years include slide-out mechanisms, leveling devices and steps for motorhomes; axles for towable RVs and specialty trailers; and entry steps, bed lifts, bath and kitchen products, exterior parts, ramp doors and suspension systems, primarily for towable RVs.

Drew estimates the market potential of these product lines exceeds $700 million. Drew’s sales of these new products ran at an annualized sales rate of approximately $110 million in the second quarter of 2007, a 10 percent increase compared to the same period last year, despite the industry slowdown.

Exhibit 99.1

Manufactured Housing Products Segment

Drew supplies vinyl and aluminum windows and screens, chassis, chassis parts, and bath and shower units to the manufactured housing industry. Drew’s manufactured housing segment accounted for approximately 27 percent of consolidated net sales and 18 percent of total segment operating profit in the second quarter of 2007.

Drew reported second quarter sales of $51 million for its manufactured housing segment, a 19 percent decline from the $62 million in sales reported in the comparable period in 2006. Second quarter segment operating profit declined to $4.3 million, from operating profit of $6.4 million in the same period last year.

“The second quarter profitability of the MH segment was reduced by more than $0.6 million due to the write-down to fair market value of facilities to be sold,” said Fred Zinn, Drew’s Executive Vice President and CFO. “Excluding these charges, the segment operating profit margin was 9.7 percent for the quarter. While this is lower than the margin achieved in last year’s second quarter, it is a significant improvement over the 6.4 percent margin we reported in the 2007 first quarter. This is an indication that our cost-cutting and efficiency improvements have begun to benefit our manufactured housing operations, as they have in our RV segment, which will put us in an even better position to benefit from any recovery in the manufactured housing market.”

According to industry analysts, wholesale shipments of manufactured homes through May 2007 (the last month for which industry information is available) declined by nearly 30 percent, to about 39,000 homes, from about 55,000 homes in the prior year. While comparisons of the first quarters of 2006 and 2007 are difficult because of the hurricane-related shipments in early 2006, wholesale shipments in April and May 2007 were nearly 20 percent below the same period last year, with little or no hurricane-related sales in either year period.

“However, several economic and industry indicators, including increased backlog levels reported by several producers of manufactured homes, along with an increase in loan applications and the tightening of credit on mortgages for site-built homes, point to the potential for modest increases in wholesale shipments of manufactured homes. To date, we have seen little impact from these events, and as a result, we will continue to be cautious until we see how consumer demand develops over the next few months,” Abrams added.

Balance Sheet and Other Items

Drew reported that the book value of the 15 facilities it plans to sell were written down to estimated realizable value, which aggregates $10 million. These write-downs along with the disposition of other facilities, resulted in charges to operating income of $0.8 million in the second quarter of 2007, and aggregate charges of $1.4 million year-to-date. In the first half of 2006, the Company reported gains on facility sales aggregating $0.2 million. As of the end of July 2007, four of the remaining properties held for sale, with an aggregate book value of $2.3 million, have either been sold or are under contract for sale, at a small aggregate gain.

Exhibit 99.1

The Company also holds a $3.9 million mortgage note on a previously sold facility, which it has leased back until this fall. The Company expects to record a gain on this sale of approximately $2.8 million when the note is collected, which is expected to be in the fourth quarter of 2007.

A concerted effort by Drew’s operating management reduced inventories by more than $34 million to $75 million as of June 30, 2007, compared to nearly $110 million as of the same date in 2006. Inventories totaled $84 million at the end of the 2007 first quarter. Drew’s operating management continues to evaluate inventory needs to determine if further reductions are feasible.

Because of strong cash flow and asset management, Drew reduced debt, net of $36 million of invested cash, to approximately $12 million at June 30, 2007, compared to $95 million of debt, net of invested cash at June 30, 2006. Capital expenditures aggregated $5 million year-to-date, significantly less than the $16 million during the comparable period last year. Capital expenditures are expected to range from $12 million to $15 million in 2007, compared to more than $22 million in 2006 and $26 million in 2005. Depreciation and amortization for all of 2007 is expected to be approximately $18.5 million.

Recent Developments

Drew reported that its sales in July 2007 were about 5 percent below last July, however, July 2007 had one more business day than July 2006. This sales decline reflects the continued weakness in both the RV and manufactured housing industries, which is offsetting the positive effects of the Company’s acquisitions and market share gains.

“As we’ve said before, the real driver in both our markets is underlying consumer demand, and we’ve seen mixed signals over the last few months. During this down market, we can and will continue to strive to maximize our results through new product introductions, market share growth, acquisitions, cost-cutting, and efficiency improvements,” concluded Abrams.

Conference Call

Drew will provide an online, real-time webcast and rebroadcast of its second quarter 2007 earnings conference call on the Company’s website, www.drewindustries.com on Wednesday, August 1, 2007 at 11:00 a.m. Eastern time. Individual investors can also listen to the call at www.companyboardroom.com.

Institutional investors can access the call via the password-protected event management site, StreetEvents (www.streetevents.com). A replay of the conference call will be available by telephone by dialing (888) 286-8010 and referencing access code 51679408. A replay will also be available on Drew’s website.

About Drew

Drew, through its wholly owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes. Drew’s products include vinyl and aluminum windows and screens, doors, chassis, chassis parts, RV slide-out mechanisms and power units, leveling devices, bath and shower units, axles, bed lifts, steps, electric stabilizer jacks, ramp doors, exterior panels, and suspension systems, as well as trailers for hauling equipment, boats, personal watercraft and snowmobiles, and chassis and windows for modular homes and offices. Currently, from 41 factories located throughout the United States, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Exhibit 99.1

Forward-Looking Statements

The press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company’s common stock and other matters. Statements in the press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues and income are necessarily estimates reflecting the best judgment of the Company’s senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Forward-looking statements, therefore, should be considered in light of various important factors.

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel and related components, vinyl, aluminum, glass and ABS resin), availability of retail and wholesale financing for manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes, the disposition into the market by FEMA, by sale or otherwise, of RVs or manufactured homes purchased by FEMA in connection with natural disasters, changes in zoning regulations for manufactured homes, the decline in the manufactured housing industry, the financial condition of our customers, retention of significant customers, interest rates, oil and gasoline prices, the outcome of litigation, and adverse weather conditions impacting retail sales. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes.

Exhibit 99.1
DREW INDUSTRIES INCORPORATED
OPERATING RESULTS
(unaudited)

(In thousands, except per share amounts)	Six Months Ended June 30,		Three Months Ended June 30,
	2007	2006	2007	2006	Last Twelve Months

Net sales	$357,400	$410,437	$184,456	$201,976	$676,195
Cost of sales	272,455	322,131	138,683	157,371	525,480
Gross profit	84,945	88,306	45,773	44,605	150,715
Selling, general and administrative expenses	48,063	53,471	24,789	26,898	94,011
Other income	656	574	-	-	720
Operating profit	37,538	35,409	20,984	17,707	57,424
Interest expense, net	1,552	2,134	640	1,015	4,019
Income from continuing operations
before income taxes	35,986	33,275	20,344	16,692	53,405
Provision for income taxes	13,835	12,839	7,782	6,461	20,667
Net income	$22,151	$20,436	$12,562	$10,231	$32,738

Net income per common share:
Basic	$1.02	$.95	$.57	$.47	$1.51
Diluted	$1.01	$.93	$.57	$.47	$1.49

Weighted average common shares outstanding:
Basic	21,817	21,579	21,852	21,591	21,738
Diluted	22,025	21,896	22,091	21,894	21,931

Depreciation and amortization	$8,941	$7,310	$4,476	$3,779	$17,300
Capital expenditures	$5,425	$16,391	$2,870	$6,717	$11,284

DREW INDUSTRIES INCORPORATED
SEGMENT RESULTS
(unaudited)
	Six Months Ended June 30,		Three Months Ended June 30,
(In thousands)	2007	2006	2007	2006
Net sales
RV Segment	$263,037	$289,317	$133,905	$139,901
MH Segment	94,363	121,120	50,551	62,075
Total	$357,400	$410,437	$184,456	$201,976
Operating Profit
RV Segment	$35,631	$27,359	$19,765	$13,815
MH Segment	7,071	12,306	4,271	6,385
Total segment operating profit	42,702	39,665	24,036	20,200
Amortization of intangibles	(1,903)	(937)	(1,022)	(507)
Corporate and other	(3,917)	(3,893)	(2,030)	(1,986)
Other income	656	574	-	-
Operating profit	$37,538	$35,409	$20,984	$17,707

Exhibit 99.1
DREW INDUSTRIES INCORPORATED
BALANCE SHEET INFORMATION
(unaudited)

	June 30,		December 31,
(In thousands, except ratios)	2007	2006	2006

Current assets
Cash and cash equivalents	$38,561	$5,345	$6,785
Accounts receivable, trade, less allowance	36,521	40,485	17,828
Inventories	75,053	109,528	83,076
Prepaid expenses and other current assets	9,830	9,666	13,351
Total current assets	159,965	165,024	121,040
Fixed assets, net	115,080	128,412	124,558
Goodwill	35,868	34,804	34,344
Other intangible assets	28,858	26,412	24,801
Other assets	7,218	5,716	6,533
Total assets	$346,989	$360,368	$311,276

Current liabilities
Notes payable, including current maturities of long-term indebtedness	$10,478	$9,852	$9,714
Accounts payable, accrued expenses and other current liabilities	64,968	68,251	49,347
Total current liabilities	75,446	78,103	59,061
Long-term indebtedness	37,295	89,121	45,966
Other long-term obligations	3,816	2,481	1,361
Total liabilities	116,557	169,705	106,388
Total stockholders’ equity	230,432	190,663	204,888
Total liabilities and stockholders’ equity	$346,989	$360,368	$311,276

Current ratio	2.1	2.1	2.0
Total indebtedness to stockholders’ equity	0.2	0.5	0.3

Exhibit 99.1
DREW INDUSTRIES INCORPORATED
SUMMARY OF CASH FLOWS
(unaudited)
(In thousands)

	Six Months Ended June 30,
	2007	2006
Cash flows from operating activities:
Net income	$22,151	$20,436
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	8,941	7,310
Deferred taxes	(310)	1,050
Loss/(gain) on disposal of fixed assets	1,631	(289)
Stock based compensation expense	1,214	1,701
Changes in assets and liabilities, net of business acquisitions:
Accounts receivable, net	(18,069)	(5,385)
Inventories	8,849	(6,233)
Prepaid expenses and other assets	741	1,636
Accounts payable, accrued expenses and other liabilities	18,360	2,366
Net cash flows provided by operating activities	43,508	22,592
Cash flows from investing activities:
Capital expenditures	(5,425)	(16,391)
Acquisition of businesses	(6,594)	(32,977)
Proceeds from sales of fixed assets	6,072	1,349
Other investments	(16)	(2)
Net cash flows used for investing activities	(5,963)	(48,021)

Cash flows from financing activities:
Proceeds from line of credit and other borrowings	23,792	128,620
Repayments under line of credit and other borrowings	(31,699)	(103,612)
Exercise of stock options	2,138	725
Other	-	(44)
Net cash flows (used for) provided by financing activities	(5,769)	25,689

Net increase in cash	31,776	260
Cash and cash equivalents at beginning of period	6,785	5,085
Cash and cash equivalents at end of period	$38,561	$5,345